Exhibit 23.1





            Consent of Independent Registered Public Accounting Firm






Espey Mfg. & Electronics Corp.
233 Ballston Avenue
Saratoga Springs, New York   12866

We consent to the use of our report dated September 5, 2007, with respect to the balance sheet of Espey Mfg. & Electronics Corp. as of June 30, 2007, and the related statements of income, changes in stockholders' equity, and cash flows for the years ended June 30, 2007 and 2006.



/s/ ROTENBERG & COMPANY, LLP


Rochester, New York
January 10, 2008